Exhibit 99(i)-Press Release

Karen Ouimet-Matusek
Vice President/Marketing

Vernon, CT – July 17, 2002

TOLLAND BANK TO OPEN NEW BRANCH IN ENFIELD

Tolland Bank announced today that it has entered into an agreement to purchase property located at 73 Hazard Avenue (on the corner of Route 190 and Palomba Drive), Enfield, CT. After receiving town and regulatory approvals, Tolland Bank plans to open a branch office at that location in the Spring.

President Joseph H. Rossi said, “It’s exciting when expansion plans become reality. Along with the communities surrounding its other 9 branches, Tolland Bank is currently providing financial services to many Enfield residents and businesses. The opening of this Enfield office will make Tolland Bank more readily accessible to our current Enfield business and personal banking customers. The Enfield location will also provide a new banking option for those that want a responsive bank with excellent customer service.”

“Tolland Bank has been a member of the local NCCCC (North Central CT Chamber of Commerce) for over five years. Jerry Coia, Vice President of Retail Sales, is our main representative and understands the Enfield marketplace, community issues and needs, and will help lead our sales development efforts there.”

The Enfield office will be a full service banking office, offering all types of personal and business bank products, services and investment programs - including safe deposit boxes, drive-up window and ATM. Tolland Bank anticipates a Spring opening for the 10th office in its community banking family.

From its modest beginnings “on the Green” in 1841, Tolland Bank has been innovative in meeting customer needs, and has grown and successfully serves the banking needs of residents and businesses of Tolland County – and beyond. With nine offices currently in operation, and strong community support, Tolland Bank is a dominant provider of financial services in Tolland County and along the I-84 corridor.

Tolland Bank is a Connecticut state-chartered savings bank. Its holding company, Alliance Bancorp of New England, Inc. is listed on the American Stock Exchange (AMEX), ticker symbol ANE. www.tollandbank.com

###